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                                                       EXHIBIT 3.5

                 RESOLUTION OF THE BOARD OF DIRECTORS
             ADOPTED AT A MEETING HELD ON OCTOBER 10, 1999,
            AMENDING THE BYLAWS OF DSP COMMUNICATIONS, INC.


               RESOLVED: That the Board of Directors hereby
            amends Section 3.2 of this Corporation's Bylaws such that the second sentence thereof shall read in its entirety as follows:

            "The exact number of Directors shall be six (6) until changed within the limits specified above, by a Bylaw amending this Section 3.2, duly adopted by the Board of Directors or by the stockholders."




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